Filed pursuant to Rule 424(b)(3)

Registration No. 333-190476

PROSPECTUS SUPPLEMENT NO. 7

To Prospectus dated August 12, 2014

(i) 3,047,500 Shares of Common Stock and 3,047,500 Series B Warrants, issuable upon the exercise of the 3,047,500 outstanding Series A Warrants issued in our Initial Public Offering
and

(ii) 3,047,500 Shares of Common Stock, issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable under this Prospectus

_______________________

This prospectus supplement No. 7 supplements the prospectus dated August 12, 2014, as supplemented by prospectus supplement No. 1 dated August 14, 2014, prospectus supplement No. 2 dated November 17, 2014, prospectus supplement No. 3 dated November 28, 2014, prospectus supplement No. 4 dated January 20, 2015, prospectus supplement No.5 dated February 19, 2015 and prospectus supplement No. 6 dated March 4, 2015 (collectively, the “prospectus”), which relates to the offering of the securities of Ruthigen, Inc. (the “Company,” “we,” “us” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on March 26, 2014 (“IPO”). The securities underlying the Series A Warrants include (i) 3,047,500 shares of our common stock and 3,047,500 of our Series B Warrants, which are issuable upon the exercise of the 3,047,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 3,047,500 shares of our common stock, which are issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable under the prospectus.

Each outstanding Series A Warrant is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants are exercisable at an initial exercise price of $7.25 per warrant and expire in March 2016. The Series B Warrants will only be issued upon the exercise of the Series A Warrants. Each Series B Warrant is exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $9.0625 per warrant. The Series B Warrants will expire on the fifth anniversary of the date of issuance.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on March 10, 2015.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is traded on The NASDAQ Capital Market under the symbol “RTGN.” On March 11, 2015, the closing sale price of our common stock on The NASDAQ Capital Market was $3.67 per share.

_______________________

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE

SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

_______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is March 12, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

RUTHIGEN, INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-36199	46-1821392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2455 Bennett Valley Road, Suite C116 Santa Rosa, California	95404
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (707) 525-9900

__________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On March 5, 2015, Ruthigen, Inc. (“Ruthigen”) received a written notice from Oculus Innovative Sciences, Inc. (“Oculus”) of termination of the Shared Services Agreement, dated May 23, 2013, as amended on January 31, 2014, between Oculus and Ruthigen (the “Shared Services Agreement”), pursuant to Sections 11(d) of the Shared Services Agreement. The termination shall be effective on April 6, 2015. No penalties will be incurred by Ruthigen as a result of such termination. Ruthigen operated as a wholly-owned subsidiary of Oculus until the completion of its initial public offering in March 2014.

Under the Shared Services Agreement, Oculus provided Ruthigen with certain accounting, human resources, consulting and technical services at fixed rates and made available laboratory and laboratory personnel for pre-clinical product development testing, Beginning at the time of the Company’s initial public offering in March 2014, Ruthigen began efforts to establish manufacturing and laboratory testing capabilities. Ruthigen has constructed its own manufacturing apparatus and has secured a third party contract manufacturing organization to fulfill its manufacturing needs. Ruthigen does not anticipate any further need to produce any additional clinical trial materials through Oculus. Ruthigen has also secured a third party contract research organization to fulfill its analytical testing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 10, 2015

RUTHIGEN, INC.

By:	/s/ Hojabr Alimi
Name:	Hojabr Alimi
Title:	Chief Executive Officer

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